Exhibit 3.1(b)

ARTICLES OF INCORPORATION

OF

HERITAGE FINANCIAL CORPORATION

The undersigned, being the Chairman, President and Chief Executive Officer of Heritage Financial Corporation, executed in duplicate the following Articles of Incorporation for the corporation.

ARTICLE 1

(Name)

The name of the corporation shall be HERITAGE FINANCIAL CORPORATION.

ARTICLE 2

(Duration)

The corporation’s period of duration shall be perpetual.

ARTICLE 3

(Purpose)

The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Washington Business Corporation Act.

ARTICLE 4

(Shares Authorized)

Section 4.1 The aggregate number of shares which the corporation shall have authority to issue is 50,000,000 common shares with no par value (hereinafter referred to as “the common stock”) and 2,500,000 preferred shares with no par value thereinafter referred to as “the preferred stock”). The preferred stock is senior to the common stock and the common stock is subject to the rights and preferences of the preferred stock as provided in the following section.

Section 4.2 The board of directors is hereby vested with authority to divide any or all of the preferred stock into one or more series and, within the limitations set forth in the Washington Business Corporation Act, as amended from time to time, to fix and determine or to amend the relative rights and preferences of the preferred stock or of any series so established.

ARTICLE 5

(Preemptive Rights)

No shareholder shall have the preemptive right to acquire unissued shares of the corporation.

ARTICLE 6

(Cumulative Voting)

Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, and no shareholder shall be entitled to cumulate his votes.

ARTICLE 7

(Amendment of Articles)

The corporation reserves the right to amend, alter, change or repeal any provision of its Articles of Incorporation to the extent permitted by the laws of the State of Washington. All rights of shareholders are granted subject to this reservation.

ARTICLE 8

(Registered Office and Agent)

The address of the initial registered office of the corporation is 1201 Pacific Avenue, Suite 2200, Tacoma, WA 98402. The name of its initial registered agent at that address is Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., attention: J. James Gallagher.

ARTICLE 9

(Directors)

9.1. Number, Vacancies. The number of directors of the corporation shall be such number, not less than 5 nor more than 25 (exclusive of directors, if any, to be elected by holders of preferred stock of the corporation, voting separately as a class), as shall be provided from time to time in or in accordance with the Bylaws; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office shall concur in said action. Vacancies in the board of directors of the corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified.

9.2 Classified Board. The board of directors of the corporation shall be divided into three classes of directors which shall be designated Class 1, Class 2 and Class 3. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. Subject to the provisions of Section 9.1, should the number of directors not be equally divisible by three, the excess director or directors shall b assigned to Classes 2 or 3 as follows: (i) if there shall be an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified in Class 3; and (ii) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class 2 and the other in Class 3. At the first annual meeting of stockholders, directors in class 1 shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. At the second annual meeting of stockholders, directors of Class 2 shall be elected to hold office for a term expiring at the third succeeding meeting thereafter. At the third annual meeting of stockholders, directors of Class 3 shall be elected to hold office for a term expiring at the third succeeding meeting thereafter. Thereafter, at each succeeding annual meeting, directors of each class shall be elected for three year terms. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

Should the number of directors of the corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The board of directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

Whenever the holders of any one or more series of preferred shock of the corporation shall have the right, voting separately as a class, to elect one or more directors of the corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided in Section 9.1. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of the corporation shall have the right, voting separately as a class, to elect one or more directors of the corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

ARTICLE 10

(Nominations to Board of Directors)

Nominations for election to the board of directors may be made by the board of directors or by any stockholder of any outstanding class of stock of the corporation entitled to vote for the election of directors. Nominations, other than those made by the board of directors, shall be made in writing and shall be delivered or mailed, U.S. mail, postage prepaid, to the Chairman of the corporation not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one days’ notice of the meeting is given to shareholders, such nomination shall be delivered or mailed, U.S. mail, postage prepaid, to the Chairman of the corporation not later than the close of business of the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:

(a)	The name and address of each proposed nominee;

(b)	The principal occupation of each proposed nominee;

(c)	The total number of shares of stock of the corporation that will be voted for each proposed nominee;

(d)	The name and address of the notifying shareholder; and

(e)	The number of shares of common stock of the corporation owned by the notifying shareholder.

Nominations not made in accordance herewith may, in this discretion, be disregarded by the Chairman of the meeting, and upon his instructions, the vote teller may disregard all votes cast for such nominee.

ARTICLE 11

(Removal of Directors)

Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the corporation, any director or the entire board of directors of the corporation may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the corporation shall have the right, voting separately as a class, to elect one or more directors of the corporation, the preceding provisions of this Article 11 shall not apply with respect to the director or directors elected by such holders of preferred stock.

ARTICLE 12

(Acquisition of Capital Stock)

12.1 Five Year Prohibition. For a period of five years from the effective date of the completion of the conversion of Heritage Savings Bank to become a wholly-owned subsidiary of this corporation, no person shall directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of the corporation, unless such offer or acquisition shall have been approved in advance by two-thirds vote of the Continuing Directors, as defined in Article 14. In addition, for a period for five years from the completion of the conversion of Heritage Savings Bank to become a wholly-owned subsidiary of this corporation upon such conversion, and notwithstanding any provision to the contrary in these Articles of Incorporation or in the Bylaws of the corporation, where any person directly or indirectly acquires beneficial ownership of more than 10% of any class of equity security of the corporation in violation of this Article 12, the securities beneficially owned in excess of 10% shall not be counted as shares entitled to vote shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

12.2 Prohibition after Five Years. If, at any time after five years from the effective date of the completion of the conversion of Heritage Savings Bank to become a wholly-owned subsidiary of the corporation upon such conversion, any person shall acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation without the prior approval by a two-thirds vote of the Continuing Directors (as defined in Article 14), Then the record holders of voting stock of the Corporation beneficially owned by such acquiring person shall have only the voting rights set forth in this Section 12.2 on any matter requiring their vote or consent. With respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of the corporation which such record holders would otherwise be entitled to cast without giving effect to this Section 12.2, the record holders in the aggregate shall be entitled to cast only one-hundredth of a vote, and the aggregate voting power of such record holders, so limited for all shares of voting stock of the corporation beneficially owned by such acquiring person, shall be allocated proportionately among such record holders. For each such record holder, this allocation shall be accomplished by multiplying the aggregate voting, as so limited, of the outstanding shares of voting stock of the corporation beneficially owned by such acquiring person by a fraction whose numerator is the number of votes represented by the shares of voting stock of the corporation that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this Section 12.2 by virtue of such shares being so beneficially owned by any of such acquiring persons.

Section 12.3 Definitions. The term “person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group acting in concert formed for the purpose of acquiring, holding or disposing of securities of the corporation. The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise. The term “group acting in concert” includes (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, and (b) a combination or pooling of voting or other interest in the corporation’s outstanding shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The term “beneficial ownership” shall have the meaning defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

Section 12.4 Exclusion for Employee Benefit Plans, Directors, Officers, Employees and Certain Proxies. The restrictions contained in this Article 12 shall not apply to (i) any underwriter of member of an underwriting or selling group involving a public sale or resale of securities of the corporation or subsidiary thereof; provided, however, that upon completion of the sale or resale of such securities, no such underwriter or member of such selling group is a beneficial owner of more than 10% of any class of equity security of the corporation, (ii) any proxy granted to one or more Continuing Directors (as defined in Article 14) by a stockholder of the corporation or (iii) any employee benefit plans of the corporation. In addition, the continuing Directors of the corporation the officers and employees of the corporation and its subsidiaries, the directors of subsidiaries for the corporation, the employee benefit plans of the corporation and its subsidiaries, entities organized or established by the corporation or any subsidiary thereof pursuant to the terms of such plans and trustees and fiduciaries with respect to such plans acting in such capacity shall not be deemed to be a group with respect to their beneficial ownership or voting stock of the corporation solely by virtue of their being directors, officers or employees of the corporation or subsidiary thereof or by virtue of the Continuing Directors of the corporation, the officers and employees of the corporation and its subsidiaries and the directors of subsidiaries of the corporation being fiduciaries or beneficiaries of an employee benefit plan of the corporation or subsidiary of the corporation. Notwithstanding the foregoing, no director, officer or employee of the corporation or any of its subsidiaries or group of any of them shall be exempt from the provisions of this Article 12 should any such person or group become a beneficial owner or more than 10% of any class or equity security of the corporation.

Section 12.5 Determinations. A majority of the continuing Directors (as defined in Article 14) shall have the power to construe and apply the provisions of the Article and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares beneficially owned by any person, (ii) whether a person has an agreement arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iii) the application of any other definition or operative provision of this Article 12 to the given facts or (iv) any other matter relating to the applicability or effect of this Article 12 in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the corporation and its stockholders.

ARTICLE 13

(Business Transactions with Officers, Directors, and Shareholders)

The corporation may enter into a contract and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers and shareholders, and with corporations, associations, firms and entities in which they are or may become interested as directors, officers, shareholders, members or otherwise, as freely as though such adverse interest did not exist, even though the vote, action or presence of such director, officer or shareholder may be necessary to obligate the corporation upon such contract or transaction; and in the absence of fraud, no such contract or transaction shall be avoided and no such director, officer or shareholder shall be held liable to account to the corporation, by reason of such adverse interest or any fiduciary relationship to the corporation arising out of fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that the nature of the interest of such director officer or shareholder, though not necessarily the details or extent thereof, be disclosed or known to the board of directors or shareholders of the corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a director, officer or shareholder of the corporation is interested in any corporation, association, firm or entity shall be sufficient disclosure as to such director, officer or shareholder with respect to all contracts and transactions with that corporation, association, firm or entity.

ARTICLE 14

(Certain Business Combinations)

Section 14.1 In addition to the requirements of any applicable statute, and notwithstanding any other provisions of any other articles of these Articles of Incorporation, the affirmative vote of not less than 66 2/3% of the total shares attributable to persons other than a Control Person (as defined below). Considered for the purposes of this Article 11 as one class, which are entitled to be voted in an election of directors shall be required for the approval of any Business Combination (as defined below) between the corporation and any Control Person.

Section 14.2 The approval requirements of Section 11.1 shall not apply if either:

(a)	The Business Combination is approved by at least a majority of continuing Directors (as defined below) of the corporation; or

(b)	All the following conditions are satisfied

(i) The cash or fair market value of the property, securities or other consideration to be received per share in the Business Combination by holders of the common stock of the corporation is not less than the higher of: (A) the highest price per share (including brokerage commissions, soliciting dealers’ fees and dealer-management compensation) paid by such Control Person in acquiring any of its holdings of the corporation’s common stock; (B) the highest per share market price of the common stock during the three-month period immediately preceding the date of the proxy statement described in (iii) below; or (C) the per share value of the common stock at the end of the fiscal quarter immediately prior to the Business combination, as determined by an appraisal prepared by persons, selected by the Continuing Directors, who are independent of the corporation and the Control Person, and who are experienced and expert in the area of corporate appraisal.

(ii) After becoming a Control Person and prior to the consummation of such Business Combination (A) such Control Person shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the corporation (except upon conversion of convertible securities acquired by it prior to becoming a Control Person or upon compliance with the provisions of this Article 11 or as a result of a pro rata stock dividend or stock split), and (B) such Control Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation or made any major changes in the corporation’s business or equity capital structure; and

(iii) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, whether or not the corporation is then subject to such requirements, shall be mailed to the public stockholders of the corporation for the purpose of soliciting stockholder approval of such Business Combination.

Section 14.3 For the purpose of this Article 14:

(a)	The term “Business Combination” shall mean (i) any merger or consolidation of the corporation with or into a Control Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part (as defined below) of the assets of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Control Person, (iii) any merger or consolidation of a Control Person with or into the corporation or a subsidiary of the corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Control Person to the corporation or a subsidiary of the corporation, (v) the issuance of any securities of the corporation or a subsidiary of the corporation to a Control Person (vi) the acquisition by the corporation or a subsidiary of the corporation of any securities of a Control Person, (vii) any reclassification of common stock of the corporation, or any recapitalization involving common stock of the corporation, consummated within five years after a Control Person becomes a Control Person, Or (viii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination;

(b)	The term “Continuing Director” shall mean (i) director who was a member of the board of directors of the corporation immediately prior to the time that a Control Person become the beneficial owner (as this term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 on the date on which this amendment becomes effective) of 10% or more of the outstanding shares of common stock of the corporation or (ii) a person so designated before initially becoming a director by a majority of the then Continuing Directors.

(c)	The term “Control Person” shall mean and include any individual, corporation, partnership or other person or (as those terms are defined on the date on which this amendment becomes effective in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) is the beneficial owner in the aggregate of 20% or more of the outstanding shares of common stock of the corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity;

(d)	The term “Substantial Part” shall mean more than 10% of the total assets of the corporation in question, as of the end of its most recent fiscal year prior to the time the determination is being made;

(e)	Without limitation, any shares of common stock of the corporation which any control Person has the right to acquire at any time pursuant to any agreement, or upon otherwise, shall be deemed outstanding and beneficially owned by such Control Person for purposes of this Article 14; and

(f)	For the purposes of Section 14.2 (b) (1) of this Article 14, the phrase “other consideration to be received” shall include, without limitation, common stock of the corporation retained by its existing public stockholders in the event of a Business Combination with such Control Person in which the corporation is the surviving corporation.

Section 14.4 For the purposes of this Article 14, a majority of the Continuing directors shall have the power and duty to determine on the basis of information known to them (a) whether a proposed transaction is subject to the provisions of this Article 14, (b) the amount of shares of the corporation Beneficially Owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) such other matters as to which a determination may be required by the provisions of this Article 14.

Section 14.5 The provisions set forth in this Article 14 may not be repeals or amended in any respect or in any manner including any merger or consolidation of the corporation with any other corporation unless the surviving corporation’s Articles of Incorporation contain an article to the same effect as this Article 14, except by the affirmative vote of the holders of not less than 66-2/3% of the outstanding shares of common stock of the corporation, subject to the provisions of any series of preferred stock which may at the time be outstanding; provided, however that it there is a Control Person such action must be approved by not less than 66-2/3% of the total shares entitled to be voted in an election of directors attributable to shares owned by person other than the Control Persons.

ARTICLE 15

(Consideration of Non-Monetary Factors)

The board of directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located.

ARTICLE 16

(Indemnification – Limitation of Liability)

Section 16.1 – Defined Terms. As used in this Article 16:

(a)	“Egregious conduct” by a person shall mean acts or omissions that involve intentional misconduct or a knowing violation of law, conduct violating section 23A.08.450 of the Revised code of Washington, or participation in any transaction form which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.

(b)	“Finally adjudged” shall mean stated in a judgment based upon clear and convincing evidence by a court having jurisdiction from which there is no further right to appeal.

(c)	“Director” shall mean any person who is a director of the corporation and any person who, while a director of the corporation is serving at the request of the corporation as a director, officer, partner trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it had an ownership interest; and “conduct as a director” shall include conduct while a director is acting in any of such capacities.

(d)

“Officer-director” shall mean any person who is simultaneously both an officer and director of the corporation and any person who, while simultaneously both an officer and director of the corporation is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and “conduct as an officer-director” shall include conduct while an officer-director is acting as an officer of the corporation or in any of such other capacities.

(e)	“Subsidiary Corporation” shall mean any corporation at least eighty percent of the voting stock of which is held beneficially by this corporation.

Section 16.2 – Liability of Directors. No director, officer-director, former director or former officer-director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director or officer-director unless the conduct is finally adjudged to have been egregious conduct, as defined herein.

Section 16.3 – Liability of Subsidiary Directors. No director, officer-director, former director, or former officer-director of a subsidiary corporation shall be personally liable in any action brought directly by this corporation as a shareholder of the subsidiary corporation or derivatively on behalf of the subsidiary corporation (or by any shareholder of this corporation double-derivatively on behalf of this corporation and the subsidiary corporation) for monetary damages for conduct as a director or officer-director of such subsidiary corporation unless the conduct is finally adjudged to have been egregious conduct, as defined herein.

Section 16.4 – Indemnification of Directors. The corporation shall indemnify any person who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether by or in the right of the corporation or its shareholders or by any other party, by reason of the fact that the person is or was a director or officer-director of the corporation or of a subsidiary corporation against judgments, penalties or penalty taxes, fines, settlements even if paid or payable to the corporation or its shareholders or to a subsidiary corporation) and reasonably expenses, including attorneys’ fees, actually incurred in connection with such proceeding unless the liability and expenses were on account of conduct finally adjudged to be egregious conduct, as defined herein. The reasonable expenses, including attorneys’ fees, of such person incurred in connection with such proceeding shall be paid or reimbursed by the corporation, upon request of such person, in advance of the final disposition of such proceeding upon receipt by the corporation of a written, unsecured promise by the person to repay such amount if it shall be finally adjudged that the person is not eligible for indemnification. All expenses incurred by such person in connection with such proceeding shall be considered reasonably unless finally adjudged to be unreasonable.

Section 16.5 – Procedure. No action by the board of directors, the shareholders, independent counsel, or any other person or persons shall be necessary or appropriate to the determination of the corporation’s indemnification obligation in any specific case, to the determination of the reasonableness of any expenses incurred by a person entitled to indemnification under this Article 16, nor to the authorization of indemnification in any specific case.

Section 16.6 – Enforcement of Rights. The corporation shall indemnify any person granted indemnification rights under this Article 16 against any reasonable expenses incurred by the person to enforce such rights.

Section 16.8 – Set-off of Claims. Any person granted indemnification rights herein may directly assert such rights in set-off of any claim raised against the person by or in the right of the corporation and shall be entitled to have the same tribunal which adjudicates the corporation’s claim adjudicate the person’s entitlement to indemnification by the corporation.

Section 16.9 – Continuation of Rights. The indemnification rights provided in this Article 16 shall continue as to a person who has ceased to be a director or officer-director and shall inure to the benefit of the heirs, executors, and administrators of such person.

Section 16.10 – Effect of Amendment or Repeal. Any amendment or repeal of this Article 16 shall not adversely affect any right or protection of a director, officer-director, former director or former officer-director existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.

Section 16.11 – severability of Provisions. Each of the substantive provisions of this Article 13 is separate and independent of the others so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

ARTICLE 17

(Amendments)

The corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the Washington Business Corporation Act and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of 66-2/3% of the voting power of all the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article 12), voting together as a single class, shall be required to amend or repeal this Article 17, Article 9, Article 12, Article 14, or Article 16.

The name and address of the incorporator is Donald V. Rhodes, Heritage Bank, 201 5th Avenue S.W., Olympia Washington 98502.

Executed in duplicate this 18th day of August 1997.

HERITAGE FINANCIAL CORPORATION

BY:	/s/ Donald V. Rhodes
Donald V. Rhodes
Chairman, President and
Chief Executive Officer